Exhibit 10.1


             Description of Denny's 2006 Corporate Incentive Program

On March 14, 2006, the Compensation and Incentives Committee of the Board of Directors of Denny's Corporation (the "Company") approved and adopted the Denny's 2006 Corporate Incentive Program (the "2006 Incentive Program"), an incentive compensation arrangement for substantially all of Denny's, Inc. employees, including its executive officers. Under the 2006 Incentive Program, which is offered pursuant to the Denny's Corporation 2004 Omnibus Incentive Compensation Plan (the "Denny's 2004 Omnibus Plan"), a participant is eligible to earn a target bonus award ("Target Award") equal to a percentage of his or her base salary, depending on the group classification assigned to such participant. For the executive officers, the Target Awards range from 65% of base salary for senior vice presidents to 100% of base salary for the chief executive officer.

Target Awards are earned by participants based on the achievement of certain pre-established quarterly and annual performance goals, and the amount of actual bonus earned may range from 50% of the Target Award, if certain threshold goals are met, to 100% of the Target Award, if all targeted goals are met. Performance goals are based on the following seven (7) performance categories: (i) Company Same Store Sales ("CSSS"), under which participants earn 10% of their Target Awards, payable on a quarterly basis, if Denny's attains targeted CSSS; (ii) Franchise Same Store Sales ("FSSS"), under which participants earn 10% of their Target Awards, payable on a quarterly basis, if Denny's attains targeted FSSS;
(iii) Company Store Customer Count ("CSCC"), under which participants earn 15% of their Target Awards, payable on a quarterly basis, if Denny's attains targeted CSCC; (iv) EBITDA (i.e., earnings before interest, taxes, depreciation and amortization), under which participants receive 20% of their Target Award, payable on an annual basis, if Denny's achieves targeted EBITDA; (v) EBITDA Margin Percentage, under which participants earn 10% of their Target Award, payable on an annual basis, if Denny's achieves the targeted EBITDA Margin Percentage; (vi) Cash Flow, under which participants earn 10% of their Target Award, payable on an annual basis, if Denny's achieves targeted Cash Flow; and
(vii) Department Objectives, which are set for each department based on stated criteria for up to five objectives, and under which participants receive 25% of their Target Awards, payable on an annual basis, if the Department Objectives are achieved.

In addition, participants in the 2006 Incentive Program are eligible to share in an Over-Performance Payout ("OP Payout"), which is a bonus pool that will be created if Denny's exceeds targeted EBITDA for the year. The amount of the OP Payout will be equal to 25% of the amount by which EBITDA for the year exceeds targeted EBITDA. Each participant will receive a pro rata percentage of any OP Payout, based on the amount of the participant's Target Award earned for the year, not to exceed 100% of the participant's Target Award otherwise earned for the year.